Exhibit 99.1
DATE: December 12, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS APPOINTS MARK A. HEGGESTAD
AS CHIEF FINANCIAL OFFICER
Former Medtronic Executive to Join AMS on December 18
MINNEAPOLIS, December 12, 2006 — American Medical Systems Holdings, Inc. (Nasdaq: AMMD) today announced that Mark A. Heggestad, 47, has been named Executive Vice President and Chief Financial Officer. Mr. Heggestad was most recently Vice President, Finance, Cardiac Surgery at Medtronic, Inc.
“Mark is a welcome addition to our senior management ranks and we are excited to have him on the team,” said Martin J. Emerson, AMS President and CEO. “He brings years of proven experience and success from his time at Medtronic. Specifically, Mark has developed a deep set of skills in the areas of corporate and divisional finance, M&A, external reporting, and finance organizational development. I am confident that Mark is the right executive joining AMS at the right time,” Emerson added.
Mr. Heggestad has more than 19 years experience in increasingly responsible financial management roles at Medtronic, Inc. including positions in cardiac surgery, multiple roles within corporate finance, defibrillation systems and pacing leads.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota and including its recently concluded acquisition of Laserscope, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Jill Burchill
Interim Chief Financial Officer
952-930-6118
Jill.Burchill@AmericanMedicalSystems.com
Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com